Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated October 8, 2009
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3R5

Principal Amount (in Specified Currency): $106,500,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Initial Trade Date: October 7, 2009

Original Issue Date: October 13, 2009

Stated Maturity Date: October 4, 2011

Initial Interest Rate: Three month LIBOR determined on October 9, 2009 plus 0.10%, accruing from October 13, 2009 (short first coupon)

Interest Payment Dates: The 4th of each January, April, July and
October, commencing on January 4, 2010, and on the Stated Maturity Date

Net Proceeds to Issuer: $106,436,100

Agents' Discount or Commission: 0.06%

Agents: Morgan Stanley & Co. Incorporated
	 UBS Securities LLC

Agents' Capacity:
 	[  ] Agent
 	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)


Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[  ] Federal Funds Rate
	[  ] Federal Funds Open Rate
	[X] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[  ] Other (see attached Addendum)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:  Reuters
	Index Currency:  U.S. dollars

If CD Rate or LIBOR
	Index Maturity:  3 month

Spread (+/-):  +0.10%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: January 4, 2010

Interest Rate Reset Period: Quarterly

Interest Reset Dates: The 4th of each January, April, July and October, commencing on January 4, 2010

Interest Rate Reset Cutoff Date: N/A

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[  ] Following
	[X] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars

Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:


ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fourth Amended and Restated Distribution Agreement (the "Distribution Agreement") dated March 10, 2009, between Toyota Motor Credit Corporation ("TMCC") and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Toyota Financial Services Securities USA Corporation, Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell to Morgan Stanley $31,500,000 principal amount of the Notes (the "Morgan Stanley Notes") at 99.94% of such principal amount. Morgan Stanley will receive a discount or commission equal to 0.06% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated October 8, 2009 and the Appointment Agreement Confirmation dated October 8, 2009 (collectively, the "UBS Appointment Agreement") between TMCC and UBS Securities LLC ("UBS"), UBS, acting as principal, has agreed to purchase and TMCC has agreed to sell to UBS $75,000,000 principal amount of the Notes (the "UBS Notes") at 99.94% of such principal amount. UBS will receive a discount or commission equal to 0.06% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, which is incorporated by reference into the UBS Appointment Agreement, the obligations of Morgan Stanley and UBS to purchase the Morgan Stanley Notes and the UBS Notes, respectively, are several and not joint, and in the event of a default by either Morgan Stanley or UBS, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Morgan Stanley and UBS is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.